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                                                                   EXHIBIT 22



                             SOUTHWEST AIRLINES CO.
                           SUBSIDIARIES OF THE COMPANY




Southwest Airlines Co. has five wholly owned subsidiaries:

         API Terminal, Inc., TranStar Airlines Corporation, Southwest Jet Fuel Co., and Southwest ABQ RES Center, Inc., which are incorporated under the laws of Texas and Triple Crown Insurance Ltd. a Bermuda limited liability company.